UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

NANO DIMENSION LTD.
(Name of Registrant as Specified In Its Charter)

MURCHINSON LTD NOMIS BAY LTD. BPY LIMITED EOM MANAGEMENT LTD. JAMES KEYES JASON JAGESSAR CHAJA CARLEBACH MARC J. BISTRICER PINCHOS FRUCHTHANDLER MOSHE ROZENBAUM ELIEZER ELI TARLOW
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Murchinson Ltd., together with the other participants named herein (collectively, “Murchinson”), previously filed a definitive proxy statement and accompanying gold proxy card with the Securities and Exchange Commission to solicit proxies for the approval of certain proposals, including the removal and replacement of certain directors, to be presented at the extraordinary general meeting of shareholders (the “Meeting”) of Nano Dimension Ltd., a corporation incorporated under the laws of Israel (the “Company”). On July 17, 2026, Murchinson entered into a settlement agreement (the “Settlement Agreement”) with the Company, pursuant to which it withdrew its Meeting demand and solicitation of proxies in support of the proposals at the Meeting, enabling the Company to cancel the Meeting scheduled to be held on July 31, 2026. Accordingly, Murchinson has terminated its proxy solicitation and will not be soliciting proxies in connection with the Meeting and will not vote any proxies received from shareholders of the Company on the gold proxy card.

In connection with the Settlement Agreement, each of Robert Pons, David Stehlin, Dr. Joshua Rosensweig, and Andrew Sriubas (the “Departing Directors”) resigned from the Company’s board of directors (the “Board”) and all positions with the Company, and the Company appointed each of Pinchos (Paul) Fruchthandler, Moshe Rozenbaum and Eliezer Eli Tarlow to serve as a member of the Board as a Class I, Class II and Class III director, respectively, with an initial term expiring at the Issuer’s 2026 annual general meeting of shareholders to fill the vacancies resulting from the resignations of the Departing Directors. In addition, pursuant to the Settlement Agreement, Murchinson, the Company and the Departing Directors agreed to certain litigation-related provisions, including a release of certain claims and a covenant not to initiate or pursue certain legal proceedings, as well as certain non-disparagement provisions.

On July 20, 2026, Murchinson filed its Amendment No. 18 to the Schedule 13D and issued a joint press release (the “Press Release”) with the Company, in each case, announcing the Settlement Agreement. A copy of Murchinson’s Amendment No. 18 to the Schedule 13D is attached hereto as Exhibit 1 and is incorporated herein by reference. A copy of each of the Settlement Agreement and the Press Release is attached as Exhibit 99.1 and Exhibit 99.2, respectively, to Murchinson’s Amendment No. 18 to the Schedule 13D and is incorporated herein by reference.